EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Western Digital Corporation:
We consent to the incorporation by reference in this registration statement on Form S-8 of Western Digital Corporation of our reports dated August 20, 2008, with respect to the consolidated balance sheets of Western Digital Corporation as of June 27, 2008 and June 29, 2007, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 27, 2008, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of June 27, 2008, which reports appear in the June 27, 2008 annual report on Form 10-K of Western Digital Corporation.
/s/ KPMG LLP
Costa Mesa, California
November 24, 2008